                                                                    EXHIBIT 4.27



                                 MFC BANCORP LTD
                                ("THE PURCHASER")

                                       AND

                            NEWMONT AUSTRALIA LIMITED
                                   ("NEWMONT")

                                       AND

                             NEWMONT LASOURCE S.A.S
                                     ("NLS")



--------------------------------------------------------------------------------

                              SHARE SALE AGREEMENT

                              BANFF RESOURCES LTD.

--------------------------------------------------------------------------------







                                   KELLY & CO
                                     LAWYERS
                             91 King William Street
                                ADELAIDE SA 5000
                               Tel: (08) 8205 0800
                               Fax: (08) 8205 0805
                                 DX 301 Adelaide
                                 Ref: AGC/203631

THIS AGREEMENT IS made the 7th day of August, 2002

PARTIES:

NEWMONT AUSTRALIA LIMITED (ABN 80 009 295 765) of 100 Hutt Street ADELAIDE SA 5000 (NEWMONT)

NEWMONT LASOURCE S.A.S a company incorporated in accordance with the laws of France of 42 Avenue de la Grande Armee, Paris, France (NLS),

MFC BANCORP LTD a company organized under the laws of the Yukon Territory, Canada (MFCB) of Millenium Tower, Handelskai 92-94, CHA-1200 Vienna, Austria, (PURCHASER)


RECITALS

A. Banff Resources Ltd. is a company organised under the laws of the Yukon Territory, Canada and listed on the TSX Venture Exchange as a Tier 1 Company;

B. NLS is a wholly owned subsidiary of Newmont and is the registered holder of the Banff Shares which represent 85.3% of the issued shares of Banff;

C.   Banff's principal asset is a 63% interest in Kasese Cobalt Company Limited
     (KCCL) a company incorporated under the laws of Uganda;

D.   NLS is owed money by Banff;

E. KCCL is the owner and operator of the Kasese Cobalt Mine located at Kasese, Uganda;

F. The Purchaser, NLS and Newmont acknowledge that Banff purports to have an option to acquire a 65% interest in the Kilembe Tailings Project from Kilembe Mines Limited the validity and enforceability of which is disputed by Kilembe Mines Limited; and

G. Newmont and NLS have agreed to sell, and the Purchaser agreed to purchase, the Banff Shares and the Shareholder Loans, on the terms and conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto covenant and agree as follows:

1.   INTERPRETATION

1.1  DEFINITIONS

     In this Agreement, including the recitals hereto, unless the context otherwise requires:

     AFFILIATE with respect to any person means any other person directly or indirectly controlling, controlled by or under common control with that person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, 50% or more of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person;

     AGREED ADJUSTMENTS means the adjustments to the balance sheet of KCCL agreed upon by the Purchaser and Newmont as set forth in the "Agreed Adjustments" column in the Indicated Balance Sheet;

     ANGLETON means Angleton Enterprises Corp. a company organized under the laws of the British Virgin Islands;

     BANFF means Banff Resources Ltd.;

     BANFF SHARES means 55,210,984 shares in Banff;

     BUSINESS DAY means any day other than a Saturday, a Sunday or a day on which banks in Vancouver, British Columbia are authorized or obligated by law to close;

     CLOSING BALANCE SHEET means a balance sheet of KCCL prepared as at 31 July 2002 in accordance with GAAP;

     COMPLETION means completion of the transactions contemplated by this Agreement;

     COMPLETION DATE means the later of:

     (i) the day after written notice by the Parties to each other of the satisfaction or waiver of the conditions in clause 2.1(a), (b) and
          (c); or

     (ii) 7 August 2002,

     or such other date as may be mutually agreed upon by the Parties hereto;

     EFFECTIVE DATE means 1 July 2002;

     ENCUMBRANCE includes any and all encumbrances including options, mortgages, pledges, charges, debentures, liens, assignments, hypothecations, security interests, title retentions, preferential rights, court orders, trust arrangements and any other legal or equitable interests or claims;

     GAAP means generally accepted accounting principles of the United States of America consistently applied;

     INDICATED BALANCE SHEET means the balance sheet of KCCL prepared in accordance with GAAP as at June 30, 2002 attached as Appendix "A" hereto;

     KASESE COBALT MINE means the cobalt processing plant located at Kasese, Uganda owned and operated by KCCL for processing tailings from the former Kilembe mine;

     KCCL DEBT PURCHASE AGREEMENT means the agreement executed at or about the time of this Agreement between Newmont, NLS, and Angleton relating to the sale and purchase of certain debts of, and securities granted by, KCCL therein called Senior Debt, Shareholders Loans and Senior Debt Security;

     LITIGATION means the actual and potential claims and disputes (whether or not legal proceedings have been commenced or demands have been made) between:

     (a) KCCL and its contractors, suppliers and consultants (including Le Bureau de Recherches Geologiques et Minieres ("BRGM")) engaged in the development, design and construction of the Kasese Cobalt Mine processing facilities and associated infrastructure because of which KCCL has claims against such contractors, suppliers and consultants including claims for breach of contract and breach of duty of care and in certain cases such contractors, suppliers and consultants have notified KCCL of claims and counterclaims arising from the development, design and construction of the Kasese Cobalt Mine processing facilities and associated infrastructure; and

     (b) between KCCL and any insurer of KCCL or insurance broker used in arranging insurance of KCCL in respect of business interruption arising from machinery breakdown or damage occurring prior to the Effective Date because of which KCCL has claims against such insurers or brokers; and

     (c) between KCCL and insurers of such contractors, suppliers and consultants in respect of professional negligence of such contractors, suppliers or consultants because of which KCCL has claims against such insurers, but excluding any claim or dispute arising from acts or omissions of any person occurring after Completion;

     MINE CLOSURE COSTS means the cost of closing down and rehabilitating the Kasese Cobalt Mine site following closure of that mine in accordance with its current mine plan;

     MINING OPERATIONS means the Kasese Cobalt Mine and/or Kilembe Tailings Project;

     NET WORKING CAPITAL means the current assets of KCCL less current liabilities of KCCL as set forth in a balance sheet prepared in accordance with GAAP;

     PARTIES means the parties to this Agreement;

     ROYALTY AGREEMENT means an agreement between Newmont, NLS and the Purchaser pursuant to which the Purchaser will grant to NLS a royalty in the form attached hereto as Appendix B;

     SHAREHOLDER LOANS means any and all amounts due, owing or accruing from Banff to NLS or its Affiliates as at the date of Completion, which totalled $11,430,667 as at 30 June 2002;

     SPECIFIED LIABILITIES means all amounts due or payable by or liabilities of KCCL and its Affiliates as at the date of Completion for cobalt and limestone royalties and to the Ugandan Electricity Board for electrical supply;

     TAILINGS PIPELINE PROJECT means the current project of KCCL to build and bring into operation an approximately 8 km tailings outflow pipeline replacement;

     TRADE LIABILITIES means all staff and external creditor liabilities of KCCL as at the Effective Date other than liabilities: (i) arising out of the Litigation (but not being legal or consultants fees for past services in connection with any of the Litigation); and (ii) to Newmont, NLS and their Affiliates, officers and directors;

     VENDOR means either Newmont and/or NLS as the case may be and "VENDORS" means either or both of them; and

     WARRANTY means each of the warranties and representations made by Newmont and NLS contained in schedule 2 to this Agreement;

1.2  INTERPRETATION

     In this Agreement, unless the context otherwise requires:

     (a) a reference to any document is a reference to that document as varied, novated or replaced from time to time;

     (b)  the singular includes the plural and vice versa;

     (c)  a reference to a gender includes all other genders;

     (d)  the use of the word "including" shall not imply any limitation;

     (e)  a reference to a thing includes all or any part of it;

     (f) where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

     (g) a reference to a person or entity includes a natural person, a partnership, corporation, trust, association, an unincorporated body, authority or other entity;

     (h) a reference to a person includes that person's legal personal representative, successors and permitted assigns;

     (i) a term which purports to bind or benefit two or more persons binds or benefits them jointly and severally;

     (j) a reference to a statute, ordinance, code or other law includes regulations and other instruments issued under it and consolidations, amendments, re-enactments or replacements of any of them;

     (k) a reference to DOLLARS or $ is to an amount in United States of America currency.

     (l)  a reference to time is to local time in Vancouver, Canada;

     (m) a reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to this Agreement; and

     (n) headings have been inserted for convenience only and shall not affect the interpretation of this Agreement.

2.   CONDITIONS PRECEDENT

2.1  CONDITIONS

     Completion of this Agreement is subject to satisfaction of each of the following conditions:

     (a) Banff obtaining any regulatory or shareholder approvals necessary under the laws of Canada in respect of the transactions contemplated by this Agreement;

     (b) KCCL obtaining any regulatory board or shareholder approvals necessary under the laws of Uganda or its constituent documents in respect of the transactions contemplated by this Agreement;

     (c) Newmont and the Purchaser obtaining an expression of support by the Ugandan Government for the transactions contemplated by this Agreement;

     (d)  Newmont, NLS and Angleton entering into the KCCL Debt Purchase
          Agreement;

     (e) International Finance Corporation ("IFC") and Societe De Promotion Et De Participation pour la Cooperation Economique SA ("Proparco") each entering into an agreement with the Purchaser to sell all of their shares in KCCL to the Purchaser for the sum of US$1.00 each at Completion; and

     (f)  Completion occurring under the KCCL Debt Purchase Agreement.

2.2  REASONABLE ENDEAVOURS

     The Parties agree to use their respective reasonable endeavours to ensure that the conditions precedent in clause 2.1 are satisfied prior to 7 August 2002.

2.3  BENEFIT OF CONDITIONS

     The conditions precedent in clause 2.1(a) and (b) are for the benefit of Newmont and NLS and may only be waived by Newmont and NLS. The condition precedent in clause 2.1(e) is for the benefit of the Purchaser and may only be waived by the Purchaser and the conditions precedent in clauses 2.1(c),
     (d) and (f) are for the mutual benefit of both Newmont and the Purchaser and may only be waived by both of them. Each Party hereto shall promptly give written notice to the other Party upon satisfaction or waiver of any of the conditions in clause 2.1 which are for its benefit.

2.4  FAILURE TO MEET CONDITIONS

     If the conditions precedent are not satisfied by 30 September 2002, then, except for clauses 14, 15.10, 15.11 and 15.13 and any rights or liabilities a party may have for prior breach of this clause 2 of this Agreement shall terminate and have no further effect.

3.   SALE OF SHARES

3.1  SALE AND PURCHASE OF SHARES

     On Completion, with effect from the Effective Date, Newmont shall procure that NLS, and NLS shall, as the legal and beneficial owner sell and transfer to the Purchaser and the Purchaser agrees to buy from NLS, the Banff Shares free from any Encumbrance or third party interest and with all benefits, rights and entitlements (including dividend rights) attached or accruing to them on and from the Effective Date, for the Sale Price as set forth in clause 3.3 and otherwise on the terms and conditions of this Agreement.

3.2  TITLE AND RISK

     Title to and property and risk in the Banff Shares:

     (a)  remains with NLS until Completion; and

     (b)  passes to the Purchaser on and from Completion.

3.3  SALE PRICE

     The Sale Price for the Banff Shares shall be $1.00 payable to NLS.

4.   COMPLETION

4.1  TIME AND PLACE OF COMPLETION

     Completion will occur on the Completion Date at the offices of Sangra, Moller, 1000-925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2 at 4:00 pm (Pacific Standard Time), or on such other date and time as agreed to in writing by the Parties.

4.2  DELIVERIES

     At Completion:

     (a) the Purchaser shall pay to NLS or as NLS directs the Sale Price in clear funds;

     (b)  the Purchaser, Newmont and NLS will enter into the Royalty Agreement;

     (c) the Vendors will procure that its nominees on the board of Banff and on the board of KCCL resign and are replaced with nominees of the Purchaser;

     (d)  the Vendors will:

          (i) subject to clause 4.2(e)(ii), deliver to the Purchaser possession or control of the following: (1) files, documents, papers, contracts, agreements, legal descriptions, open books of account or ledgers and documentation in support thereof used or useful in the operation of the Mining Operations, and (2) all other information, whether in writing, on computer diskette or other form or medium, that pertains to the use or ownership of the assets utilized in the Mining Operations, Banff or the Banff Shares;

          (ii) as soon as is reasonably practicable after the Completion Date, deliver to the Purchaser possession or control of all items in the immediately above subclause that Newmont and NLS were unable to deliver at Completion; and

          (iii) deliver to the Purchaser possession of all share registers, minute books and corporate books and records for Banff in the possession or control of Newmont or NLS or any of their Affiliate.

     (e) Newmont will, in form and substance satisfactory to the Purchaser acting reasonably, provide sufficient documentation to:

          (i) evidence that those matters specified in this Agreement as being required to occur prior to or at Completion have occurred; and

          (ii) enable the Banff Shares and the Shareholder Loans to be duly assigned, transferred to and registered in the Purchaser's name in accordance with applicable laws; and

     (f) concurrently with the sale and transfer of the Banff Shares pursuant to clause 3.1 hereof, and as a condition thereof, IFC and Proparco shall assign and transfer all of their shares of KCCL to the Purchaser or its order for the sum of $1.00 each.

4.3  INTERDEPENDENCY

     The obligations of the Parties in respect of Completion under this Agreement and completion under the KCCL Debt Purchase Agreement are interdependent. All things or actions required to be done at Completion under this Agreement and at completion under the KCCL Debt Purchase Agreement will be treated as having taken place simultaneously and (unless all of the Parties agree in writing to the contrary) no delivery or payment will be treated as having been made until all deliveries and payments due to be made at Completion under this Agreement and completion under the KCCL Debt Purchase Agreement have been made. Completion under this Agreement and completion under the KCCL Debt Purchase Agreement will be taken for all purposes not to have occurred unless and until all those deliveries and payments have been made unless all of the Parties agree in writing to the contrary.

4.4  RESCISSION RIGHTS

     If Completion does not occur on the Completion Date as the result of a default by one of the Parties hereto, then, subject to clause 4.5 hereof, the non-defaulting Party or Parties may, by not less than twenty one days written notice to the defaulting Party setting forth such default and requesting such defaulting Party to remedy the default, rescind this Agreement without prejudice to any other rights, powers or remedies at law, equity or otherwise the Parties may have. If the KCCL Debt Purchase Agreement is rescinded, this Agreement shall be taken to have automatically been rescinded also in accordance with this clause.

4.5  NOTICE OF RESCISSION

     If a notice is duly given under clause 4.4 and:

     (a) the defaulting Party or Parties do not rectify the breach specified in such notice before the expiry of the twenty-one day period in such notice; and

     (b) Completion does not occur before the expiry of the period of notice given then at the expiry of that period of notice,

     then at the expiry of that period of notice this Agreement will be at an end and of no further force or effect save that the rights of the Party or Parties not in default and the liability of the Party or Parties in default for breach of this Agreement and loss of the benefit of this Agreement will continue unaffected.


4.6  NEWMONT'S AND NLS' OBLIGATIONS UNTIL REGISTRATION

     After Completion and until the Banff Shares are registered in the name of the Purchaser or its nominee, Newmont shall procure NLS and NLS must convene and attend general meetings of Banff, vote at those meetings and take all other action in the capacity of registered holder of the Banff Shares as the Purchaser may lawfully require from time to time by written notice.

5.   LIABILITIES OF BANFF

5.1  SHAREHOLDER LOANS

     At Completion and concurrently with the sale and transfer of the Banff Shares pursuant to clause 3.1 hereof, NLS shall and Newmont shall procure that NLS shall assign to the Purchaser, or its order, and the Purchaser agrees to the assignment of:

     (a) all of the Shareholder Loans free from any Encumbrance or third party interest and with all benefits, rights and entitlements attached or accruing thereto as at the Effective Date; and

     (b) any and all Encumbrances held by Newmont or NLS or any of their respective Affiliates over the assets of Banff;

     For the avoidance of doubt, except as set forth in this Agreement, nothing in this clause shall be taken to entitle the Purchaser, or Banff to seek contribution or payment from Newmont or NLS or their respective Affiliates under any guarantee, indemnity, agreement or covenant given either alone or jointly with Banff or any other person.

5.2  EXCLUSION OF LIABILITIES

     For the avoidance of doubt, the following liabilities will remain with KCCL following Completion:

     (a)  all Trade Liabilities;

     (b)  all liabilities which have arisen or arise out of the Litigation; and

     (c)  all Mine Closure Costs.

5.3  SPECIFIED LIABILITIES

     Newmont shall be solely liable for the Specified Liabilities and, unless agreed otherwise between the Purchaser and Newmont, at, before, or as soon as reasonably practicable after Completion, shall pay to the relevant creditors in cash the amount of the Specified Liabilities due to them or as accepted by the relevant creditors in full satisfaction, provided that, if the amounts are not determinable, the amounts to be paid on, before, or as soon as reasonably practicable after Completion shall be equal to the amounts shown on KCCL's financial statements as at 30 June 2002 and adjusted to the actual amount of the relevant Specified Liability within 30 days of Completion.

6.   LITIGATION

     (a) Newmont and the Purchaser agree that Newmont shall have the right to prosecute, institute, settle or compromise the Litigation in the name of KCCL and the right and obligation to defend, settle or compromise, in good faith, any and all claims or counterclaims that may be brought by contractors, suppliers, consultants, and insurers against KCCL, the Purchaser, their Affiliates and their respective directors and officers arising out of the Litigation provided that Newmont shall use all commercially reasonable efforts to at all times keep the Purchaser and KCCL reasonably informed on all matters relating to the Litigation.

     (b) Newmont shall be solely entitled to and shall retain the proceeds and benefit of KCCL's claims arising out of the Litigation and shall be responsible for any indebtedness or liability of KCCL, the Purchaser, their Affiliates and their respective officers and directors in respect of any successful claims or counterclaims brought by such contractors, suppliers, consultants and insurers arising out of the Litigation and for all of the costs of the prosecution, settlement, compromise or defence of any Litigation.


     (c) Newmont agrees to indemnify and to hold the Purchaser and KCCL harmless against all and any claims and counterclaims that may be brought against KCCL, Banff, the Purchaser, their Affiliates and their respective officers and directors in connection with or arising, directly or indirectly, out of the Litigation, the costs of that Litigation and the actions, deeds or inactions of the Seconded Personnel (as hereinafter defined).

     (d) The Purchaser agrees to do all things necessary and commercially reasonable to procure KCCL to enable Newmont to prosecute, institute defend, settle or compromise the Litigation in the name of KCCL and have the benefit and burden of the Litigation as contemplated in this clause 6 including but not limited to, as may be necessary and legally permissible:

          (i) the secondment of up to two Newmont personnel (the "Seconded Personnel") to the employ of KCCL (at Newmont's expense) or the appointment of a Newmont nominee as a director without voting rights or other officer of KCCL for the sole purpose of prosecuting, instituting, defending, settling or compromising the Litigation;

          (ii) giving access to or making available all books and records of KCCL including the copying of such books and records as Newmont may reasonably request; and

          (iii) granting access to the Kasese Cobalt Mine to such persons as Newmont may reasonably request for the purposes of inspection, gathering evidence and conducting tests at reasonable times and in a reasonable manner without any interference with the operation of the Kasese Cobalt Mine.

     (e) The Purchaser must use all commercially reasonable efforts to procure that KCCL acts in accordance with the lawful directions of Newmont given from time to time in connection with the Litigation and does not settle, compromise, abandon or make any admission in connection with any of the Litigation without Newmont's written consent or direction.

     (f) Subject to paragraph (g) below, any performance or security bonds or guarantees provided to or in favour of KCCL by or on behalf of contractors, suppliers, consultants or insurers of KCCL that are in dispute with KCCL shall be for the benefit of Newmont and may only be dealt with as Newmont directs in writing and if any proceeds of any such bonds or guarantees are received whether before or after Completion, such proceeds must be paid to Newmont as soon as possible after receipt of same by KCCL, Banff or the Purchaser or applied as Newmont directs in writing.

     (g) The Parties acknowledge that KCCL has called on a performance bond provided by Fritz Werner and that an amount of approximately Euro 370,665 is in a Euro denominated bank account in Kampala in the name of KCCL in respect of such performance bond. To the extent that KCCL is entitled to the proceeds from the performance bond provided by Fritz Werner, KCCL may apply up to $260,000 of such proceeds to rectification works at the Kasese Cobalt Mine. The application of the said $260,000 by KCCL prior to it being finally determined or agreed with Fritz Werner that KCCL is entitled to such proceeds shall be entirely at the risk of the Purchaser, Banff and KCCL. Newmont shall not be liable to KCCL, Banff or the Purchaser in any respect including but not limited to the indemnity provided by Newmont pursuant to clause 6(c), arising from the application of the said

          $260,000 by KCCL, Banff or the Purchaser prior to it being finally determined or agreed that KCCL is entitled to such proceeds.

7.   CLOSING BALANCE SHEET ADJUSTMENTS

     (a) Forthwith after Completion, the Purchaser shall cause KCCL to prepare and deliver the Closing Balance Sheet to each of the Purchaser and NLS. If the Net Working Capital disclosed by the Closing Balance Sheet after giving effect to the Agreed Adjustments to the extent not already taken into account is less than the Net Working Capital on the Indicated Balance Sheet after giving effect to the Agreed Adjustments, NLS shall pay an amount equal to the difference to KCCL as an addition to the Shareholder Loans forthwith upon delivery of the Closing Balance Sheet to it by KCCL. If the Net Working Capital disclosed by the Closing Balance Sheet after giving effect to the Agreed Adjustments to the extent not already taken into account is higher than the Net Working Capital on the Indicated Balance Sheet after giving effect to the Agreed Adjustments, the Purchaser shall cause KCCL to pay the difference in clear funds to NLS forthwith upon receipt of the Closing Balance Sheet.


     (b) For the avoidance of doubt, the Purchaser acknowledges that if Completion occurs after 31 July 2002 and the Net Working Capital of KCCL deteriorates or improves by comparison to the Net Working Capital disclosed in the Closing Balance Sheet, no further adjustment is to be made and none of NLS, Newmont or their respective Affiliates are under no obligation to fund KCCL after 31 July 2002 other than by payment of the difference (if any) pursuant to clause 7(a).

8.   KCCL AGREEMENTS WITH NEWMONT

     At the request of the Purchaser from time to time, at Completion and thereafter, Newmont shall and shall procure the discharge and termination (without cost or expense to KCCL, Banff or their Affiliates) by Newmont and its Affiliates of such agreements, contracts and obligations among Newmont and/or its Affiliates (on the one hand) and KCCL, Banff and/or their Affiliates (on the other hand) provided that in respect of a shareholder's agreement between KCCL and NLS made the 17th day of July, 1997, Newmont may, at its election, instead of terminating it as aforesaid indemnify and save harmless KCCL and its Affiliates from any and all costs, fees, expenses, claims or damages in respect thereof. The Purchaser agrees to procure KCCL's cooperation in any arrangements contemplated by this clause.

9.   ROYALTY

9.1  ROYALTY CONSIDERATION

     At Completion, in consideration of NLS assigning the Shareholder Loans and Encumbrances therefor to the Purchaser pursuant to clause 5.1 hereof, the Purchaser will grant a royalty to NLS on the terms of the Royalty Agreement.

10.  TRANSITION

10.1 MANAGEMENT ASSISTANCE

     (a) For the period from Completion until the earlier of three (3) months after Completion or until the Purchaser or KCCL has engaged satisfactory replacement employees or contractors as may be required to manage the Mining Operations in the ordinary course and consistent with its operation prior to the Effective Date, Newmont must:

          (i) make available to KCCL such Newmont employees as are working at the Mining Operations on Completion Date;

          (ii) supply any necessary staff required by the Purchaser or KCCL due to the resignation of existing personnel at the Mining Operations;

          (iii) during any period that the Mining Operations is on a care and maintenance basis, assist in the recruitment of any necessary expatriate replacement employees or contractors involved in the care and maintenance program of the Mining Operations which the Parties estimate will be three people.

     (b) Newmont must cooperate with KCCL in the recruiting and management of staff of KCCL and must assist KCCL in the recruitment of a start up crew of expatriate employees or contractors when operations recommence at the Mining Operations, such assistance being in the form of:

          (i)   general advice and recommendations;

          (ii)  referrals of possible candidates; and

          (iii) review and comment on KCCL selections and provide comments on capabilities of candidates if the candidate is known to Newmont.

     (c) The Purchaser must procure KCCL to pay the actual costs of Newmont, incurred in the ordinary course and consistent with past practice, in providing the services referred to in clauses 10.1(a) and (b), including actual salary, wages and associated amounts such as annual leave, workers insurance and travel and accommodation of those Newmont employees seconded to KCCL and any other out of pocket costs and expenses actually incurred by Newmont plus a margin of 15% to cover overheads. Newmont may invoice monthly for such amounts and such amounts must be paid within 14 days of receipt of the invoice.

     (d) The Purchaser shall indemnify and keep indemnified Newmont in respect of any claims, costs and expenses of third parties including KCCL incurred by Newmont in providing the services referred to in this clause 10.1, other than those resulting from the wilful misconduct or bad faith of Newmont and/or its personnel providing the services referred to in this clause 10.1;

     (e) Newmont shall not be liable to the Purchaser, KCCL or any other person for any loss, claim, action or demand arising from any act or omission of any person provided by Newmont to provide the services under this clause 10.1, and the Purchaser hereby releases and shall procure KCCL releases Newmont in respect of any such action, liability, claim or demand.

10.2 SECURITY

     The Purchaser will use all commercially reasonable efforts to procure KCCL to continue to retain Gray's Security to provide security at the Kasese Cobalt Mine in the manner and on the terms it is currently providing security, until completion of the Purchaser's program to place the Kasese Cobalt Mine in care and maintenance.

11   CONTINUED OPERATIONS

11.1 CARE AND MAINTENANCE

     If, during the period of time after Completion and the first anniversary thereof, operations cease at the Kasese Cobalt Mine and it is put on a care and maintenance footing:

     (a) the Purchaser shall use all commercially reasonable efforts to cause KCCL to procure that as many as possible Ugandan nationals employed at Kasese Cobalt Mine remain employed for the maximum possible time at no less than 3 days per week;

     (b) the Purchaser shall use all commercially reasonable efforts to procure KCCL's working capital is applied towards funding the care and maintenance of the Kasese Cobalt Mine; and

     (c) if the trailing average cobalt price for 60 days exceeds US$12 per pound then the Purchaser shall use all commercially reasonable efforts to procure that processing operations recommence at Kasese Cobalt Mine.

11.2 CONTINUING OBLIGATION

     The Purchaser acknowledges and agrees that no action or omission by Angleton whether in compliance with or in breach of the KCCL Debt Purchase Agreement shall relieve the Purchaser of its obligations pursuant to clause
     11.1 and the Purchaser shall indemnify the Vendors against any claim, loss, action, costs or demand suffered by the Vendors arising from the Purchaser not complying with its obligations pursuant to clause 11.1 hereof as a result of a breach by Angleton of its obligations under the KCCL Debt Purchase Agreement.

11.3 TAILINGS PIPELINE PROJECT

     Newmont shall indemnify and save harmless KCCL and its Affiliates from all costs, expenses and claims in excess of US$55,000 in respect of completing the Tailings Pipeline Project in a good, workmanlike and professional manner and having it operational in a manner satisfactory to KCCL, acting reasonably. The Parties hereto agree that KCCL shall be considered to be a party in interest for the purposes of this clause 11.3, and in connection therewith KCCL shall and shall be deemed to have been conferred all of the rights and remedies available under this clause, and that following Completion, either KCCL in its own name or the Purchaser (but without duplication) in its own name or in the name of KCCL, may enforce any and all claims, rights and benefits set forth in this clause 11.3 against Newmont. Newmont shall not be obliged by this clause to pay any amount that is the obligation of KCCL to pay, which amount arises due to any material variation, delay, extension of time or amendment under or of the contract for the Tailings Pipeline Project arising or agreed to after Completion.

12.  WARRANTIES

12.1 WARRANTIES BY NEWMONT AND NLS

     Newmont and NLS hereby jointly and severally represent, warrant and undertake to the Purchaser that each of the Warranties is complete and accurate on the date of this Agreement and will be complete and accurate at the Completion Date as if made on each of those dates and in the same terms.

12.2 PURCHASER WARRANTIES

     The Purchaser warrants and represents to Newmont and NLS that at the date of this Agreement:

     (a) the execution and delivery of this Agreement has been properly authorised by all necessary corporate action by the Purchaser;

     (b) the Purchaser has full corporate power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement;

     (c) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms (subject to the discretion of Courts as to equitable remedies and laws relating to creditors rights generally);

     (d)  it is able to pay its debts as and when they fall due; and

     (e) the Purchaser had net assets of at least CDN $5,000,000 as shown in its most recently prepared financial statements.

12.3 CONSTRUCTION OF WARRANTIES

     Each Warranty is independent of the other Warranties and any other representation made under or in respect of this Agreement and accordingly is not affected by any of them.

12.4 LIMITATION OF LIABILITY

     The Purchaser is only entitled to a claim against the Vendors in respect of any breach of this Agreement by the Vendors if the amount of all claims, in the aggregate, exceed $US100,000, in which event the Vendors shall be liable for all claims, including those counted to arrive at such $US100,000, provided that such limitation will not apply to claims by the Purchaser as a result of: (a) any breach of the Warranty set forth in clause 5(b) of Schedule 2 to this Agreement; (b) any breach of the Vendors' covenants and obligations set forth in clause 4.2(c) of this Agreement; and (c) any breach resulting from the willfull misconduct, bad faith or gross negligence of the Vendors or any of them, for which in each case of (a), (b) or (c) above recovery by the Purchaser shall be on a dollar for a dollar basis.

13.  PURCHASER ACKNOWLEDGMENTS

     The Purchaser hereby expressly acknowledges and agrees with Newmont and NLS as follows:

     (a) no warranties, representations, assurances or conditions (other than are herein contained) are given by Newmont or NLS or their respective Affiliates and all other warranties, representations, assurances and conditions are excluded and negatived to the extent permissible at law;

     (b) the Purchaser has agreed to purchase the Banff Shares as a result of the Purchaser's own investigations and enquiries and in so doing has not relied upon any warranty, representation or assurance given by or on behalf of Newmont or NLS or any of their respective Affiliates other than those herein contained; and

     (c) the Purchaser has been informed that Banff is not presently in compliance with Tier 1 Tier Maintenance Requirements of the TSX Venture Exchange and that failure to meet such requirements may lead to the downgrading of Banff to Tier 2 status or suspension from trading on the TSX Venture Exchange.

14.  CONFIDENTIALITY

     The Parties must maintain absolute confidentiality concerning the existence and terms of this Agreement and no public announcement or communication relating to the negotiations of the Parties or the existence, subject matter or terms of this Agreement may be made or authorised by or on behalf of a Party without the prior written approval of the other Parties except that a Party may make such disclosures in relation to this Agreement as it may in its absolute discretion think necessary:

     (a) to its shareholders, staff (including contract staff), professional advisers and financiers upon those persons undertaking to keep confidential any information so disclosed; or

     (b) to comply with any applicable law or the requirement of any regulatory body (including any relevant stock exchange or NASDAQ) providing that it shall use reasonable efforts to permit the other Party to review and comment on any proposed releases; or

     (c) for inclusion in any document inviting capital to be invested in that Party or a related body corporate; or

     (d) as may reasonably be required in order to satisfy any of the conditions precedent in clause 2.1.

15   GENERAL

15.1 AMENDMENT

     This Agreement may only be amended or supplemented in writing, signed by the Parties.

15.2 WAIVER

     The non-exercise of or delay in exercising any power or right of a Party does not operate as a waiver of that power or right, nor does any single exercise of a power or right preclude any other or further exercise of it or the exercise of any other power or right. A power or right may only be waived in writing, signed by the Party to be bound by the waiver.

15.3 ENTIRE AGREEMENT

     This Agreement including the exhibits and schedules hereto contains the entire agreement between the Parties with respect to the subject matter hereof and supercedes all prior agreements and understandings, oral or written, with respect to such matters.

15.4 SEVERABILITY

     Any provision in this Agreement which is invalid or unenforceable in any jurisdiction is to be read down for the purposes of that jurisdiction, if possible, so as to be valid and enforceable, and is otherwise capable of being severed to the extent of the invalidity or unenforceability, without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction, unless it materially alters the nature or any material term of this Agreement.

15.5 NO ASSIGNMENT

     No Party may assign or transfer any of its rights or obligations under this Agreement without the prior consent in writing of all the other Parties.

15.6 NO MERGER

     No provision of this Agreement:

     (a)  merges on or by virtue of Completion; or

     (b) is in any way modified, discharged or prejudiced by reason of any investigations made or information acquired by or on behalf of the Purchaser.

15.7  FURTHER ASSURANCE

      Each Party must do, sign, execute and deliver and must procure that each of its employees and agents does, signs, executes and delivers, all deeds, documents, instruments and acts reasonably required of it or them by notice from another Party to effectively carry out and give full effect to this Agreement and the rights and obligations of the Parties under it, both before and after Completion.

15.8  COUNTERPARTS

      This Agreement may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.

15.9  ATTORNEYS

      Each attorney who executes this Agreement on behalf of a Party declares that the attorney has no notice of the revocation or suspension of the power of attorney under the authority of which the attorney executes this Agreement.

15.10 GOVERNING LAW

      This Agreement shall be governed exclusively by the laws of the Province of British Columbia, and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of British Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the Province of British Columbia, and the federal laws of Canada applicable therein, and the Parties irrevocably submit to the non-exclusive jurisdiction of the Supreme Court of British Columbia, situate in Vancouver.

15.11 COSTS GENERALLY

      Each Party must bear and is responsible for its own costs in connection with the preparation, execution, Completion and carrying into effect of this Agreement.

15.12 TAXES AND STAMP DUTY

      The Purchaser must bear and is responsible for all transaction taxes, stamp duty or other government impost imposed on or in respect of:

      (a)  this Agreement;

      (b) the sale, purchase, assignment or transfer of any property under this Agreement; and

      (c)  any instrument or transaction contemplated by this Agreement.

15.13 NOTICES

      The provisions of schedule 1 apply to Notices.

15.14 SERVICE OF PROCESS

      A Party may by Notice to all other Parties specify an address for the service of process. Otherwise each Party agrees that any process to be served on it in respect of any matter arising out of this Agreement may be served by delivery to its registered office or at its address specified in schedule 1 and for that purpose the requirements of paragraph 2(a) of schedule 1 apply.

                                   SCHEDULE 1

                                     NOTICES

1.   DELIVERY

     A Notice must be in writing and delivered on a Business Day, sent by prepaid mail (airmail if overseas) or by facsimile to the address or facsimile number of the recipient Party set out in paragraph 3 or to such other address or facsimile number as that Party may from time to time notify the other Parties for the purposes of this schedule.

2.   RECEIPT

     A Notice given in accordance with paragraph 1 will be treated as having been received:

     (a) if it is delivered before 5.00 pm on a Business Day, at the time of delivery otherwise at 9.00 am on the next following Business Day;

     (b) on the third Business Day (or seventh Business Day if sent overseas) after posting; and

     (c) if sent by facsimile, upon production of a correct and complete transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purposes of this paragraph (but if the communication is not completed by 5.00 pm on a Business Day, at 9.00 am on the next following Business Day).

3.   ADDRESSES FOR NOTICES

     For the purposes of this schedule, the address and facsimile details of each Party are as follows:

     NEWMONT

     Attention:     Company Secretary

     Address:       100 Hutt Street Adelaide South Australia 5000

     Facsimile:     +618 8303 1900

     NLS

     Attention:     Managing Director

     Address:       42 Avenue de Le Grande Armee, 75017, Paris, France

     Facsimile:     +331 56 68 06 66

     PURCHASER

     Attention:     President:

     Address: c/o 1000 Cathedral Place, 925 West Georgia Street, Vancouver, B.C. V6C 3L2

     Facsimile:     +604-669-8803

                                   SCHEDULE 2

                                   WARRANTIES

1.   NEWMONT AND NLS

     In respect of each of Newmont and NLS:

     (a) Newmont and NLS are duly incorporated and validly exist under the laws of their respective places of incorporation;

     (b) no meeting has been convened or resolution proposed, or petition presented, and no order has been made, for winding up of either Newmont or NLS;

     (c) no distress, execution or other similar order or process has been levied on any of the property or assets of either Newmont or NLS;

     (d) no voluntary arrangement has been proposed or reached with any creditors of either Newmont or NLS;

     (e) no receiver, receiver and manager, provisional liquidator, officer of the court, controller or other external administrator has been appointed in relation to either Newmont or NLS; and

     (f) each of Newmont and NLS are able to pay their respective debts as and when they fall due.

2.   DUE AUTHORISATION

     (a) The execution and delivery of this Agreement has been properly authorised by all necessary corporate action of each of Newmont and NLS and each of Newmont and NLS have full power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed their respective obligations under this Agreement.

     (b) This Agreement constitutes a legal, valid and binding obligation of each of Newmont and NLS enforceable in accordance with its terms by appropriate legal remedy (subject to the discretion of the Courts as to equitable remedies and laws relating to creditors rights generally).

     (c) This Agreement and Completion do not conflict with or result in a breach of or default or give any third Party the right to modify, terminate or accelerate any obligation under any provision of either of Newmont's or NLS' constitution, or any material term or provision of any agreement, deed or any writ, order or injunction, judgment, law, rule or regulation to which either of them is a Party or is subject or by which they are respectively bound.

3.   THE SHARES

     The Banff Shares:

     (a) have been duly and validly authorized and issued and are fully paid and non-assessable; and

     (b)  are free and clear of any Encumbrance; and

     (c) together with the other common shares in Banff are the only securities in the capital of Banff or convertible into capital of Banff.

     (d) There are no agreements, arrangements or understandings in force or securities issued which call for the present or future issue of, or grant to any person the right to require the issue of any shares or other securities in Banff.

4.   NLS

     (a)  NLS is a wholly owned subsidiary of Newmont;

     (b) NLS holds full legal and beneficial title to the Banff Shares and such shares constitute 85.3% of the issued shares of Banff;

     (c) NLS and/or Newmont hold full legal and beneficial title to the Shareholder Loans; and

     (d) NLS possesses all authority, ability and consents necessary to and shall upon Completion transfer the Banff Shares and the Shareholder Loans to the Purchaser free and clear from all Encumbrances subject only to receipt of the approvals referred to in clause 2.1 of this Agreement;

5.   THE COMPANY

     (a) Banff is the sole legal and beneficial owner of record of 1,411 class B shares of KCCL (the "KCCL B Shares"), the KCCL B shares rank pari passu in all respects, including without limitation voting, dividends and liquidation, with all other classes of shares of KCCL, the KCCL B Shares represent 63% of all of the issued shares of all classes of KCCL, the KCCL B Shares are validly and legally issued and are fully paid and non-assessable and at Completion will not be subject to any Encumbrance.

     (b) Neither Banff nor KCCL have any obligation or liability to pay any person a commission, agent's fee, finder's fee or spotter's fee as a result of the sale of the Banff Shares and Shareholder Loans contemplated in this Agreement.

6.   COMPLETION

(a) On Completion, NLS shall have complied with and satisfied all of its obligations to duly and validly repay, discharge, release and/or assign and transfer the Shareholder Loans and the security therefor pursuant to clause
     5.1 hereof.

(b) Immediately prior to Completion there shall be no loans or amounts payable by Banff to any shareholder of Banff other than the Shareholders Loans due to NLS and no person has any ownership interest in the Shareholder Loans other than NLS.

                                   APPENDIX A
                             INDICATED BALANCE SHEET

KASESE COBALT COMPANY LIMITED       INDICATED BALANCE SHEET

                                                                  INDICATED
                                        KCCL         AGREED        BALANCE
GROUP ACCOUNT                        @30/06/2002   ADJUSTMENTS      SHEET                      ADJUSTMENT COMMENTS
-------------                        -----------   ------------  ------------     -------------------------------------------------
ASSETS:

CURRENT ASSETS

Cash                                   2,111,335       (500,000)    1,611,335     500k returned to Newmont in July, wrongly sent to
                                                                                  Kasese in June for contractor settlement payment.
Inventory                              3,886,953                    3,886,953
Accounts Receivable                                                         -
  VAT Receivable - Uganda                793,142                      793,142
  Other                                  675,381              -       675,381
Prepaid Expenses                         578,885                      578,885
                                    ------------   ------------  ------------
                                       8,045,696       (500,000)    7,545,696
                                    ------------   ------------  ------------
LONG TERM ASSETS:
Due from related parties               1,224,000                    1,224,000
Fixed Assets                             350,000                      350,000
Other Assets
                                    ------------   ------------  ------------
                                       1,574,000              -     1,574,000
                                    ------------   ------------  ------------

                                    ------------   ------------  ------------
TOTAL ASSETS:                          9,619,696       (500,000)    9,119,696
                                    ------------   ------------  ------------

LIABILITIES:

CURRENT LIABILITIES:
Accounts Payable & Accruals
  Trade Payables & Accruals - Plant      341,589              -       341,589     Payables relate to construction works litigation.
Construction
Less indemnity from Newmont                            (341,589)     (341,589)    Offset by Newmont indemnity.
  Trade Payables & Accruals -            160,992              -       160,992     Payables relate to non-construction works.
Construction
  Trade Payables & Accruals -
Uganda
    Accruals - UEB Consumption           562,183       (562,183)            -     Assume UEB paid out prior to settlement
    Accruals - General
      Royalties (Limestone &           1,110,104     (1,110,104)            -     Assume Royalty paid out prior to settlement.
Cobalt)
      Other                              372,452                      372,452
    Other                              1,523,616       (610,048)      913,568     Reversal of Newmont charge backs.
  Retention Control Account                7,830                        7,830
                                    ------------   ------------  ------------
    TOTAL                              4,078,766     (2,623,924)    1,454,842
                                    ------------   ------------  ------------
Loans Payable - EIB                      408,000              -       408,000
Less Indemnity from Newmont                            (408,000)     (408,000)    Offset by Newmont indemnity
Loans Payable - Other                 11,268,832    (11,268,832)            -     Senior debt paid out.
Accruals Finance                         712,880       (712,880)            -     Senior debt paid out.
Due to KML
Due to Related Party                  17,705,362    (17,705,362)            -     Move to long term for ease of showing $6.1m WC
                                    ------------   ------------  ------------
                                      34,173,840    (32,718,998)    1,454,842
                                    ------------   ------------  ------------

                                    ------------   ------------  ------------
NET WORKING CAPITAL                  (26,128,144)   (32,218,998)    6,090,854
                                    ------------   ------------  ------------
NON CURRENT LIABILITIES:
Provision for Rehabilitation             409,336                      409,336
Due to related company                85,273,258     54,012,270   139,285,528
Long Term Debt                        22,542,861    (22,542,861)            -     Senior debt paid out
                                    ------------   ------------  ------------
                                     108,225,455     31,469,409   139,694,864
                                    ------------   ------------  ------------
EQUITY:
Share Capital                         44,000,040                   44,000,040
Contributed Surplus

                                                                  INDICATED
                                        KCCL         AGREED        BALANCE
GROUP ACCOUNT                        @30/06/2002   ADJUSTMENTS      SHEET                      ADJUSTMENT COMMENTS
-------------                        -----------   ------------  ------------     -------------------------------------------------
Current Years - Profit/(Loss)        (15,269,244)       749,589   (14,519,655)    Newmont indemnities (341,589+408,000)
Deficit                             (161,510,395)                (161,510,395)
                                    ------------   ------------  ------------
                                    (132,779,599)       749,589  (132,030,010)
                                    ------------   ------------  ------------
TOTAL LIABILITIES AND SHAREHOLDERS     9,619,696       (500,000)    9,119,696
EQUITY
                                    ------------   ------------  ------------

                                   APPENDIX B

                                ROYALTY AGREEMENT

                              DATED: AUGUST 7, 2002







                                 MFC BANCORP LTD



                                       and


                            NEWMONT AUSTRALIA LIMITED
                               ABN 80 009 295 765

                                       and

                             NEWMONT LASOURCE S.A.S




-------------------------------------------------------------------------------
                                  ROYALTY DEED
-------------------------------------------------------------------------------





                           (KELLY & CO. LAWYERS LOGO)

THIS DEED is made on August 7, 2002


BETWEEN:

MFC BANCORP LTD a company organized under the laws of the Yukon Territory, Canada of Millennium Tower, Handelskai 92-94, CHA-1200 Vienna, Austria ("MFCB")


NEWMONT AUSTRALIA LIMITED (ABN 80 009 295 765) of 100 Hutt Street Adelaide SA 5000 ("NEWMONT")

AND:

NEWMONT LASOURCE S.A.S incorporated in accordance with the laws of France 42 Avenue de Le Grande Armee, 75017, Paris, France ("NLS'")

RECITALS:

In accordance with the terms and conditions of the Share Sale Agreement MFCB has agreed to pay the Royalty and Interest to NLS on the terms of the Royalty Agreement (as defined therein). This Deed sets out the terms and conditions in respect thereto.


TERMS OF DEED:

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     In this Deed, unless the context otherwise requires:

     AFFILIATE with respect to any person means any other person directly or indirectly controlling, controlled by or under common control with that person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, 50% or more of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person;

     BANFF means Banff Resources Ltd.;

     CAPITALIZED MAINTENANCE EXPENSES means all capital costs and expenses actually expended from Completion on or for operations, plant, equipment and maintenance at or directly related to the Kasese Cobalt Mine that are properly categorized as capital as determined by KCCL in accordance with GAAP;

     CASH COSTS means costs incurred in the mining, processing, transportation, storage and sale of minerals produced and/or processed at or from the Mining Operations comprised of:

     (i)  operating costs and expenses of the Mining Operations; and

                                      -2-                           ROYALTY DEED

--------------------------------------------------------------------------------

     (ii) interest and other fees and expenses on loans and other financial facilities directly and solely related to financing the Mining Operations other than on the loans and other financial facilities comprising the Shareholder Loans and the Senior Debt; and

     (iii)   marketing expenses directly related thereto; and

     (iv)    administrative expenses directly related thereto; and

     (v) taxes, dues, duties, excises, tariffs and other levies imposed by the Government of Uganda in respect of the production, transport or export of the minerals from the Mining Operations; and

     (vi) taxes, dues, duties, tariffs and other levies imposed in the country of the port of discharge on the import of the minerals to the extent only to which the same have been paid by KCCL; and

     (vii) Capitalized Maintenance Expenses (to the extent that they are not already counted in one of the other paragraphs of this subclause); and

     (viii) all transport, freight charges, insurance, port and handling charges; and

     (ix) weighing, sampling, assaying, inspection, surveying, representation and selling agency costs and charges and storage costs and commissions associated with the sale of cobalt or other minerals and incurred after such cobalt or other minerals have left the production facilities at the Mining Operations; and

     (x)     Transition Fees means such fees pursuant to the terms of clause
             10.1 of the Share Sale Agreement.

     COMPLETION means completion of the transactions contemplated by the Share Sale Agreement;

     DEED means this Deed;

     DISPOSE means in respect of an ownership interest in the Mining Operations, to sell, assign, transfer, surrender or otherwise dispose (other than through an Encumbrance) of any interest in the Mining Operations with the result that the Percentage Interest of MFCB and its Affiliates is or will be reduced;

     ENCUMBRANCE includes any and all encumbrances including options, mortgages, pledges, charges, debentures, liens, assignments, hypothecations, security interests, title retentions, preferential rights, court orders, trust arrangements and any other legal or equitable interests or claims;

     EFFECTIVE DATE means 1 July 2002;

     FREE CASH FLOW has the meaning set out in clause 2.2(b);

     FISCAL YEAR means the period commencing on the Effective Date and ending on the next following 31 December and each period of 12 consecutive months thereafter;

                                      -3-                           ROYALTY DEED

--------------------------------------------------------------------------------

     GAAP means generally accepted accounting principles of the United States of America consistently applied;

     INTEREST means the interest payable in accordance with clause 3.1 hereof;

     INTEREST THRESHOLD means in any Fiscal Year of KCCL, a positive gross profit margin of KCCL (calculated according to GAAP) for such year equal to or greater than 20%;

     KCCL means Kasese Cobalt Company Limited, a company incorporated under the laws of Uganda;

     KASESE COBALT MINE means the cobalt processing plant located at Kasese, Uganda owned and operated by KCCL for processing tailings from the former Kilembe mine;

     KILEMBE TAILINGS PROJECT means the tailings project owned directly or indirectly by Kilembe Mines Limited and in which Banff purports to have an option to acquire a 65% interest;

     MINING OPERATIONS means the Kasese Cobalt Mine and/or Kilembe Tailings Project;

     PARTY means a party to this Deed;

     PERCENTAGE INTEREST means the total percentage ownership interest of MFCB and its Affiliates in the Mining Operations (whether held directly or indirectly or alone or jointly with any other person);

     PRESCRIBED RATE means LIBOR plus 2 percentage points;

     ROYALTY means the royalty to be paid to Newmont and NLS pursuant to the terms and conditions set forth in this Deed;

     ROYALTY PERIOD means each of:

     (a) the period commencing upon the Effective Date and ending on 30 September, 2002; and

     (b) every subsequent calendar quarter ending upon 31 December 31 March, 30 June and 30 September

     ROYALTY STATEMENT means a statement prepared by MFCB in accordance with GAAP, setting out in reasonable detail all information and data necessary for the calculation of the Royalty payable in respect of a particular Royalty Period.

     SENIOR DEBT means any and all amounts, which as at Completion were due and owing by KCCL to the Senior Lenders including, without limitation, fees and expenses, which as at 30 June 2002 was comprised of those amounts set out in Appendix A;

     SENIOR LENDERS means International Finance Corporation, The Standard Bank of South Africa Limited acting through its Standard Corporate and Merchant Bank division, Societe De Promotion Et De Participation pour la Cooperation Economique ("Proparco") SA and European Investment Bank and Royal Bank of Scotland;

                                      -4-                           ROYALTY DEED

--------------------------------------------------------------------------------

     SHAREHOLDER LOANS means any and all amounts due, owing or accruing from KCCL or their Affiliates to Newmont, NLS or their Affiliates as at Completion, which such amounts totalled $114,409,287 as at 30 June 2002, and were comprised of those amounts set out in Appendix A hereto; and

     SHARE SALE AGREEMENT means the agreement inter alia for the sale of 55,210,984 shares in Banff entered into by NLS, MFCB and Newmont executed at or about the time of this Deed,

1.2  INTERPRETATION

     In this Deed, unless the context otherwise requires:

     (a) a reference to any document, agreement or deed is a reference to that document, agreement or deed as varied, novated or replaced from time to time;

     (b)  the singular includes the plural and vice versa;

     (c)  a reference to a gender includes all other genders;

     (d) the use of the word "including" or any similar terms does not limit what else might be included;

     (e)  a reference to a thing includes all or any part of it;

     (f) where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

     (g) a reference to a person or entity includes a natural person, a partnership, corporation, trust, association, unincorporated body, authority or other entity;

     (h) a term which purports to bind or benefit two or more persons binds or benefits them jointly and severally;

     (i) a reference to a party includes that party's legal personal representatives, successors and permitted assigns;

     (j) headings are inserted in this Deed for convenience only and are not intended to affect the interpretation of this Deed;

     (k) a reference to a statute, ordinance, code or other law includes regulations and other instruments issued under it and consolidations, amendments, re-enactments or replacements of any of them;

     (l) a reference to a clause, schedule, appendix or annexure is, except where otherwise indicated, a reference to a clause of, or schedule, appendix or annexure to this Deed;

     (m)  a reference to time is to local time in Vancouver, Canada;

     (n) capitalized terms not defined herein shall have the meaning ascribed thereto in the Share Sale Agreement; and

                                      -5-                           ROYALTY DEED

--------------------------------------------------------------------------------

     (o) all monies payable by MFCB to Newmont and NLS under this document shall be payable in US dollars.

1.3  CAPACITY

     (a) MFCB warrants and represents to Newmont and NLS that, as at the date of this document, MFCB has obtained all consents and approvals necessary to enter into this Deed.

     (b) MFCB shall be responsible and liable for the actions and omissions of each of its Affiliates in relation to this Deed. MFCB enters into this Deed both in its own right and as agent of and trustee for all of its Affiliates.

2.   ROYALTY

2.1  GRANT OF ROYALTY

     For the consideration set out in the Share Sale Agreement and subject to clause 1.4, MFCB agrees, subject to the terms and conditions in this Deed, to pay the Royalty to NLS provided that nothing herein shall obligate or be deemed to obligate MFCB or any of its Affiliates (including after Completion Banff and/or KCCL) to conduct or maintain any level of operation at the Mining Operations.

2.2  CALCULATION OF ROYALTY

     (a) The Royalty to be paid by MFCB shall be an amount equal to 10% of the Free Cash Flow up to an aggregate maximum of US$10,000.000 (the "Royalty Cap"), payable in accordance with clause 2.3. For greater certainty, if for any Royalty Period, there is no Free Cash Flow or the same is a negative amount, no Royalty shall be paid or payable by MFCB hereunder for such period.

     (b) For the purposes of calculating the amount of the Royalty, "FREE CASH FLOW" means the actual proceeds of sale from all cobalt and other minerals produced from the Mining Operations received by KCCL or Banff during each Royalty Period less the Cash Costs incurred during that Royalty Period. For the purposes of this definition, in the case of any disposal of cobalt or other minerals by KCCL which is not at a sale on arms length commercial terms, KCCL will be taken to have received at the time at which that disposal took place proceeds of sale equal to the proceeds of sale which it would be reasonable to expect that KCCL would have received had that disposal been a sale at arms length commercial terms.

                                      -6-                           ROYALTY DEED

--------------------------------------------------------------------------------

3.   PAYMENT OF INTEREST

3.1  CALCULATION OF INTEREST

     In addition to the payment of the Royalty, MFCB agrees, subject to clause 1.4, to pay to NLS, in any Fiscal Year during which the Interest Threshold is met, Interest at the rate of 5% per annum (based upon a 365 day year) compounding semi-annually on so much of the amount of the Royalty Cap outstanding from time to time during such Fiscal Year. For greater clarity, if the Interest Threshold is not met, no Interest shall accrue or be paid or payable in respect of such Fiscal Year

3.2  PAYMENT OF INTEREST

     Interest shall be calculated and paid in clear funds and without deduction of any kind within 30 days after the end of each Fiscal Year.

4.   PAYMENT OF ROYALTY

4.1  DUE DATE FOR PAYMENT

     MFCB must pay the Royalty due to NLS for a particular Royalty Period within 14 days after the end of that Royalty Period in clear funds and without deduction of any kind.

4.2  ROYALTY STATEMENT

     MFCB must submit a Royalty Statement to NLS at the same time as payment of the Royalty for each Royalty Period and, in any event, within 14 days after the end of the relevant Royalty Period.

4.3  FAILURE TO PAY ROYALTY

     If MFCB fails to pay a Royalty payment due to NLS by the date on which such payment is due and payable then, without prejudice to any other rights of NLS, MFCB shall pay to NLS (as the case may be) immediately upon receipt of written demand:

     (a) interest at the Prescribed Rate on the unpaid Royalty payment calculated daily from such due date until such Royalty payment has been made in full; and

     (b) all reasonable out of pocket costs and expenses (including reasonable legal costs and disbursements) attributable to MFCB's failure to pay the Royalty by its due date for payment.

5.   ACCOUNTS AND AUDIT

5.1  RECORDS

     MFCB must use all reasonable commercial efforts to cause KCCL to keep and maintain or ensure that there are kept and maintained accurate books of account, records, reports, invoices, statements, and other documents as are reasonably necessary to verify and substantiate the amount of the Royalty payable for each Royalty Period and the payment of Interest.

                                      -7-                           ROYALTY DEED

--------------------------------------------------------------------------------

5.2  ACCESS TO RECORDS

     MFCB shall exercise its rights as a direct or indirect shareholder of KCCL and cause its nominees on the board of KCCL to vote to procure that one of Newmont or NLS and its representatives (including its auditors) have full access during regular business hours upon reasonable prior notice (but no more than twice in any 12 month period) to all of the books of account, records, reports, invoices, statements and other documents kept and maintained in accordance with Clause 5.1.

5.3  AUDIT

     NLS (but only once in any 12 month period) shall have the right at their own expense upon 30 days written notice to MFCB to audit at its own cost the calculation of the Royalty as referred to in each Royalty Statement. If an audit is undertaken and reveals any underpayment of the Royalty for any Royalty Period, then MFCB must pay the amount of the Royalty outstanding and interest on the amount outstanding at the Prescribed Rate upon written demand by NLS. If the amount of the Royalty outstanding is at least $100,000 in aggregate over four consecutive Royalty Periods then MFCB must also pay the reasonable out-of-pocket costs and expenses of NLS's audit. In the event that the audit determines the Royalty was correctly calculated, NLS shall pay to MFCB the reasonable out-of-pocket costs and expenses incurred by MFCB and KCCL in respect thereto.

5.4  DISPUTES

     If there is a dispute as to the amount of the Royalty due which cannot be resolved by the Parties within 20 days after delivery of written notice of such dispute, then each of the Parties shall prepare and submit a written statement setting forth the specific matters in dispute to the Vancouver, British Columbia office of PriceWaterhouse Coopers (the "CA Firm") along with any information, supporting documentation and other materials in respect of each Party's determination of such calculation and the specific matters in dispute, which firm shall render its opinion as to such matters in accordance with the terms of this Deed. Based on that opinion, the CA Firm shall then send to the Parties a written determination of the matters in dispute and a written determination of the Royalty due (the "Royalty Calculation") based upon such opinion, whereupon the Royalty Calculation shall be final and binding upon the Parties. If the CA Firm determines that the Royalty due for the relevant Royalty Period was underpaid by MFCB, then MFCB shall pay any costs incurred by the CA Firm and forthwith pay to NLS the amount of the underpayment. If the CA Firm determines that the Royalty due for the relevant Royalty Period was paid accurately or overpaid by MFCB, then Newmont or NLS shall pay any costs incurred by the CA Firm. In the event of any overpayment, the requisite adjustment between the Parties shall be made during the next Royalty Period to the Royalty payable in respect thereof and, in the event MFCB is unable to fully recover such overpayment during such Royalty Period, during the next succeeding Royalty Periods until such overpayment is fully recovered.

6.   ASSIGNMENT BY MFCB

6.1  RESTRICTION ON DISPOSAL OF INTEREST IN MINING OPERATIONS

     MFCB covenants and agrees that it will not Dispose and will procure each of its Affiliates to not Dispose of any interest in the Mining Operations except: (i) to an Affiliate of MFCB; or (ii) with the prior written consent of Newmont and NLS, which consent Newmont and NLS

                                      -8-                           ROYALTY DEED

--------------------------------------------------------------------------------

     agree will not be unreasonably withheld or refused in the case of a Disposal of an interest in a Mining Operations to another person ("ASSIGNEE"), where the Assignee would be reasonably expected to be able to meet the obligations of MFCB under this Deed in respect of the Mining Operations.

6.2  ROYALTY DEED

     A Disposal by MFCB or any Affiliate of any interest in a Mining Operations will not be effective unless the Assignee or relevant Affiliate respectively enters into a royalty deed with Newmont and NLS in identical terms, mutatis mutandis, to this Deed in respect of the interest in the Mining Operations concerned or the Mining Operations which is Disposed of to the Assignee.

6.3  RELEASE

     Upon the due execution by MFCB and the Assignee or relevant Affiliate, and the delivery to Newmont and NLS of the duly executed royalty deed referred to in clause 6.2, MFCB shall be released and discharged from all obligations arising out of this Deed attributable to the interest in the Mining Operations so Disposed of or attributable to the Affiliate concerned and arising after the execution and delivery of that royalty deed. Unless and until the release in this clause becomes effective MFCB shall continue to be liable to pay the Royalty pursuant to the terms hereof as if the relevant Disposal had not occurred and this Deed shall be read and construed accordingly.

6.4  RESTRICTION ON ASSIGNING OTHER INTERESTS IN THIS DEED

     Except as provided in Clause 6, MFCB must not assign, transfer or otherwise dispose of its rights or obligations under this Deed.

7.   ASSIGNMENT BY NEWMONT OR NLS

     Newmont or NLS may assign their rights and obligations under this Deed by giving 14 days prior written notice to MFCB.

8.   CONFIDENTIALITY

     The Parties agree that the contents of this Deed and documents and information disclosed pursuant to this Deed shall be kept confidential and shall not be disclosed by the Parties otherwise than to each other or with the consent of all Parties in an agreed format or:

     (a) to its shareholders, staff (including contract staff), professional advisers and financiers upon those persons undertaking to keep confidential any information so disclosed;

     (b) to comply with any applicable law or the requirement of any regulatory body (including any relevant stock exchange or NASDAQ);

     (c) for inclusion in any document inviting capital to be invested in that disclosing Party or a related body corporate;

     (d) to the financial institutions to which the disclosing Party or any of its Affiliates owe

                                      -9-                           ROYALTY DEED

--------------------------------------------------------------------------------

          continuing disclosure obligations as at the date of execution of this Deed;

     (e) to a financial institution in connection with any loan sought to be arranged by the disclosing Party or any of its Affiliates;

     (f) to a prospective purchaser of or subscriber for shares in the disclosing party or an Affiliate; and

     (g) to a potential assignee of the disclosing Party or an Affiliate of the disclosing Party,

     provided that any disclosures pursuant to paragraphs (f) or (g) above shall only be made subject to the person to whom the disclosure is made covenanting and agreeing with the disclosing party in a form enforceable by the disclosing Party and the other Parties that the relevant information shall not be disclosed to any other person for any purposes whatsoever.

9.   NO INTEREST IN MINING OPERATIONS

     This Deed does not confer upon Newmont or NLS, and Newmont and NLS will not claim, any legal or equitable interest in any Mining Operations.

10.  WAIVER

10.1 EFFECTIVENESS

     No waiver by any Party or any provision of this Deed is effective unless it is in writing executed by that Party and any waiver is effective only in the specific instance and for the specific purpose for which it was given.

10.2 FAILURE OR DELAY

     No failure or delay by any Party to exercise any right, power or remedy under this Deed or to insist on strict compliance by the other Party with any obligation under this Deed, and no custom or practice of the Parties at variance with the terms of this Deed, constitutes a waiver of any Party's right to demand exact compliance with this Deed.

11.  NOTICE

     The provisions of Appendix A apply to notices given under this document.

12.  FURTHER ASSURANCES

     Each party must do, sign, execute and deliver and must procure that each of its employees and agents does, signs, executes and delivers all deeds, documents, instruments and acts reasonably required of it or them by notice from another party effectively to carry out and give full effect to this Deed and the rights and obligations of the parties under it, both before and after Completion.

13.  RELATIONSHIP

     This Deed does not create any partnership, joint venture or agency relationship between the Parties. The Parties shall be treated as independent contractors.

                                      -10-                          ROYALTY DEED

--------------------------------------------------------------------------------

14.  COSTS

     Each Party shall each bear its own costs and expenses in relation to the preparation and execution of this Deed.

15.  TERMINATION

     This Deed shall automatically terminate, and the grant of the Royalty and other obligations hereunder shall be cancelled upon the earlier of: (i) the date which is seven calendar months after payment by MFCB of Royalties in the aggregate amount of the Royalty Cap; (ii) the date of the permanent closure of the Kasese Cobalt Mine and (iii) December 31, 2025. Upon termination of this Deed, MFCB shall have no further obligations or liabilities under this Deed.

16.  SEVERANCE

     If any provision of this Deed is prohibited, invalid or unenforceable in any jurisdiction, that provision will, as to that jurisdiction be ineffective to the extent of the prohibition, invalidity or unenforceability without invalidating the remaining provisions of this Deed or affecting the validity or enforceability of that provision in any other jurisdiction.

17.  AMENDMENT

     This Deed may only be amended in writing signed by all the Parties and may not be amended in any other manner.

18.  COUNTERPARTS

     This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one document and this Deed will come into effect on the last exchange of either original or facsimile counterparts.

19.  ENTIRE AGREEMENT

     While certain other agreements (including the Share Sale Agreement) contain provisions that relate to this Deed, this Deed contains the entire agreement of the Parties in relation to the Royalty. The terms of this Deed shall prevail over the provisions of any other agreement to the extent of any inconsistency in relation to the Royalty.

20.  GOVERNING LAW

     This Deed shall be governed exclusively by the laws of the Province of British Columbia, and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of British Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the Province of British Columbia, and the federal laws of Canada applicable therein, and the parties irrevocably submit to the non-exclusive jurisdiction of the Supreme Court of British Columbia, situate in Vancouver.

                                      -11-                          ROYALTY DEED

--------------------------------------------------------------------------------


EXECUTED as a deed.

EXECUTED for and on behalf of MFC  )
BANCORP LIMITED by:                )
                                   )

                                 Signature
----------------------------                        ---------------------------

                                 Print Name
----------------------------                        ---------------------------

                                 Director/Secretary
----------------------------                        ---------------------------

EXECUTED for and on behalf of     )
NEWMONT AUSTRALIA LIMITED         )
by:                               )

                                 Signature
----------------------------                        ---------------------------

                                 Print Name
----------------------------                        ---------------------------

                                 Director/Secretary
----------------------------                        ---------------------------

                                       OR

Signed by Charles Main as Attorney for      )  NEWMONT AUSTRALIA LIMITED by its
NEWMONT AUSTRALIA LIMITED who               )  Attorney
certifies that he has not had notice of
revocation of his appointment as Attorney in
the presence of                                --------------------------------
                                               Power of Attorney


-----------------------------
Witness


-----------------------------
Full Name of Witness

                                      -12-                          ROYALTY DEED

--------------------------------------------------------------------------------


EXECUTED for and on behalf of   )
NEWMONT LASOURCE S.A.S. by:     )
                                )

                                 Signature
----------------------------                        ---------------------------

                                 Print Name
----------------------------                        ---------------------------

                                 Director/Secretary
----------------------------                        ---------------------------

                                       OR


Signed by Charles Main as Attorney for     )    NEWMONT LASOURCE S.A.S. by its
NEWMONT LASOURCE S.A.S. who                )    Attorney
certifies that he has not had notice of
revocation of his appointment as Attorney
in the presence of                              -------------------------------
                                                Power of Attorney

---------------------------------
Witness


---------------------------------
Full Name of Witness

                                   APPENDIX A

                                     NOTICES

1.   DELIVERY

     A Notice must be in writing and delivered on a Business Day, sent by prepaid mail (airmail if overseas) or by facsimile to the address or facsimile number of the recipient party set out in paragraph 3 or to such other address or facsimile number as that party may from time to time notify the other parties for the purposes of this schedule.

2.   RECEIPT

     A Notice given in accordance with paragraph 1 will be treated as having been received:

     (a) if it is delivered before 5.00pm on a Business Day, at the time of delivery otherwise at 9.00 am on the next following Business Day;

     (b) on the third Business Day (or seventh Business Day if sent overseas) after posting; and

     (c) if sent by facsimile, upon production of a correct and complete transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purposes of this paragraph (but if the communication is not completed by 5.00pm on a Business Day, at 9.00 am on the next following Business Day).

3.   ADDRESSES FOR NOTICES

     For the purposes of this schedule, the address and facsimile details of each party are as follows:

     NEWMONT

     Attention:     Company Secretary

     Address:       100 Hut Street Adelaide South Australia 5000

     Facsimile:     +618 8303 1900

     NLS

     Attention:     Managing Director

     Address:       42 Avenue de Le Grande Armee, 75017, Paris, France

     Facsimile:     +331 56 68 06 66

     MFCB

     Attention:     President:

     Address: c/o 1000 Cathedral Place, 925 West Georgia Street, Vancouver, B.C. V6C 3L2

     Facsimile:     +604-669-8803

                                   APPENDIX A

                        SENIOR DEBT AND SHAREHOLDER LOANS


SUMMARY OF KASESE SENIOR DEBT AND SHAREHOLDER LOANS
AS AT 30 JUNE 2002

BORROWED BY                    BORROWED FROM       CURRENCY        AMOUNT
-----------                  ----------------      --------     -----------
SENIOR DEBT - GUARANTEED
------------------------

KCCL                                      IFC         US$         8,000,000
KCCL                                 Proparco         US$         8,400,000
KCCL                                      EIB         US$         6,502,600
KCCL                                     SCMB         US$        10,909,091
Interest & Finance Charges                            US$           712,880
                                                    -----       -----------
Total                                                 US$        34,524,571
                                                    -----       -----------
SENIOR DEBT - OTHER
-------------------

KCCL                                      EIB       Euros           480,000
                                                    -----       -----------
SHAREHOLDER LOANS
-----------------

KCCL                         Newmont LaSource         US$       102,978,620
                                                    -----       -----------
Total Shareholder Loans                               US$       102,978,620
                                                    -----       -----------


SUMMARY OF BANFF SHAREHOLDER LOANS
AS AT 30 JUNE 2002

BORROWED BY                BORROWED FROM       CURRENCY      AMOUNT
-----------               ----------------     --------    ----------
Banff                     Newmont LaSource        US$      11,430,667
                                                  ---      ----------
Total Shareholder Loans                           US$      11,430,667
                                                  ---      ----------

THIS SHARE SALE AGREEMENT

EXECUTED AS AN AGREEMENT

Signed by CHARLES MAIN as Attorney for         NEWMONT AUSTRALIA LIMITED by its
NEWMONT AUSTRALIA LIMITED who                  Attorney
certifies that he has not had notice of
revocation of his appointment as Attorney in   /s/ Charles B. Main
the presence of                                --------------------------------
                                               Power of Attorney
/s/ Joseph P. Giuffre
---------------------------------
Witness

Joseph P. Giuffre
---------------------------------
Full Name of Witness



Signed by CHARLES MAIN as Attorney for          NEWMONT LA SOURCE SAS by its
NEWMONT LA SOURCE SAS who certifies             Attorney
that he has not had notice of revocation of
his appointment as Attorney in the presence     /s/ Charles B. Main
of                                              -------------------------------
                                                Power of Attorney

/s/ Joseph P. Giuffre
---------------------------------
Witness

Joseph P. Giuffre
---------------------------------
Full Name of Witness


Executed for and on behalf of MFC
Bancorp Ltd. by:
--------------------------------------------------------------------------------


/s/ James M. Carter
---------------------------------  Signature             -----------------------


James M. Carter
---------------------------------  Print Name            -----------------------


Vice-President
---------------------------------  Director or Secretary -----------------------